HIGH GRADE GOLD DISCLOSED DURING NOLAN LODE

EXPLORATION PROGRAM

HIGH GRADE TREND APPEARS TO BE DEVELOPING

WEDNESDAY, AUGUST 8, 2007 - Fairbanks, Alaska – USA - Vancouver, BC – Canada
SILVERADO - OTCBB: SLGLF / Frankfurt: SLGL / Berlin: SLGL

Silverado announces that backhoe trenching during the continued exploration of the five-mile long Solomon Shear zone on it’s Nolan Gold Mine located 280 miles North of Fairbanks, Alaska, has disclosed a 16.4 foot (5 m) continuous chip sample grading 5.22 ounces per ton (179 grams) gold, and 8.74% antimony by ore assay. Due to the exceptionally high content of gold assayed, a second sample was successfully re-assayed at the ALS Chemex Lab confirming this high value.

In addition to the high gold assay found in Trench H, high antimony values were also found. Significant gold values were found in all of H, G and J Trenches. The antimony values reached as high as 30%. These high antimony values are consistent with the previous work in this vicinity where sampling showed antimony assays as high as 46% ( see press release January 29, 2007 ).

Solomon Shear is a highly mineralized gold-bearing system that extends over five miles on Silverado’s Nolan property. It has been the focus of Silverado’s extensive exploration program, which includes geophysical and geochemical surveys in addition to the trenching program. All of Silverado’s “downstream” placer gold recoveries indicate likely sources higher in the Solomon Shear system. The company is just in the beginning stage of exploring these possible source areas.

Silverado Gold Mines is very pleased with these results and we continue to expand on our knowledge of this discovery. Old time miners and Silverado combined have removed more than 140,000 ounces of gold nuggets and dust from the lower benches of Smith Dome and below Solomon’s Shear. Our 2006 trench and drill results confirmed the existence of high-grade gold-antimony-quartz veins in the Solomon Shear. Our highest assay reading from 2006 was 0.83 ounces per ton (see press release January 22, 2007). Now, we are encountering suspected source materials that have assayed considerably higher than those from 2006. This recently discovered high-grade area is under current exploration by further trenching and an extensive drilling program. This drilling, using our recently purchased diamond drill, will begin shortly and continue as long as weather permits.

In June and July 2007, Silverado Gold Mines conducted backhoe trenching on its Nolan Creek property, totaling 328m (1076.12ft), to further investigate the gold bearing antimony-quartz vein systems previously identified in 2006 (see press releases from July 16, 2007, January 29, 2007 and January 22, 2007). A total of 107 combined select chip and continuous chip rock samples were collected during the trenching program and submitted to ALS Chemex in Fairbanks for analysis. To date, Silverado Gold Mines has received the assays for three of the four trenches.

Trench G extends over 72.5m (237.86ft) and is located 25 meters northeast of Trench F (see Fig. 1 - http://www.silverado.com/august082007/figure1.htm ). A total of 18 combined select chip and continuous chip rock samples were collected during the trenching program. Sample interval 50-55m (16.4 feet) contains 4.31% antimony (Sb). A select sample of an antimony vein from within this interval assayed 24.60% (see Table 1).

Table 1: Trench G assay results greater than 0.3 g/t Gold or 0.15% Antimony.

Trench G - 72.5m
Sample Number	Sample Interval	Sample Width	Sample Type	Gold grams/tonne (metric)	Gold Toz/short ton	Antimony %
07G11	50-55m	5m	Continuous chip	0.30	0.01	4.31
07G17N	53.50- 53.52m	0.02m	Select chip	1.73	0.05	24.60
07G18S	53.50- 53.58m	0.08m	Select chip	2.71	0.08	0.15

Trench H, 25m (82.02ft) in length, is located 43 meters northeast of Trench F (see Fig. 1 - http://www.silverado.com/august082007/figure1.htm ). A total of 6 combined select chip and continuous chip rock samples were collected during the trenching program. Sample interval 5-10m contains 2.62% antimony (Sb) and 0.02 troy ounces of gold per ton. Sample interval 10-15m was assayed with 5.22 troy ounces per ton of gold and 8.74% antimony (see Table 2). This interval was re-assayed for gold by ALS Chemex and yielded 5.04 troy ounces per ton of gold. A select sample of an antimony vein from within this interval was assayed with 0.11 troy ounces per ton of gold and more than 1% Sb (total Sb analysis is pending). Intervals 5-10 and 10-15 are currently being further investigated by Silverado exploration geologists as the data obtained to date appears to indicate the possibility of a high grade trend.

Table 2: Trench H assay results greater than 0.3 g/t Gold or 1% Antimony.

Trench H - 25m
Sample Number	Sample Interval	Sample Width	Sample Type	Gold grams/tonne (metric)	Gold Toz/short ton	Antimony %
07H2	5-10m	5m	Continuous chip	0.77	0.02	2.62
07H3	10-15m	5m	Continuous chip	179.00	5.22	8.74
07H6	10.30- 10.32m	0.02m	Select chip	3.82	0.11	> 1%

Trench J (Workman’s Bench Trench), 38m (124.7ft) in length, was dug south of Smith Creek, in the old Workman’s Bench pit, located within in the south-westward extension of the Solomon Shear trend. This trench exposed the largest antimony veins discovered in the area to date, with widths up to 24 cm (9.8 inch). A total of 15 continuous chip rock samples (2.5m composite) were collected during the trenching program. Out of these 15 samples, 7 show antimony values from 1.7% to 30.3% (see Table 3). 5 samples show values higher than 0.01 ounces per ton gold, ranging from 0.01 to 0.12 ounces per ton gold.

Table 3: Trench J (Workman’s Bench) assay results greater than 0.04 g/t Gold or 1% Antimony.

Trench J (Workman's Bench) - 38m
Sample Number	Sample Interval	Sample Width	Sample Type	Gold grams/tonne (metric)	Gold Toz/short ton	Antimony %
4WT	7.5-10m	2.5m	Continuous chip	0.04	0.00	1.7
10WT	22.5-25m	2.5m	Continuous chip	0.14	0.00	30.3
11WT	25-27.5m	2.5m	Continuous chip	0.22	0.01	1.72
12WT	27.5-30m	2.5m	Continuous chip	1.27	0.04	11.7
13WT	30-32.5m	2.5m	Continuous chip	4.17	0.12	29.3
14WT	32.5m-35m	2.5m	Continuous chip	0.55	0.02	2.56
15WT	35-38m	3m	Continuous chip	0.54	0.02	14.05

This press release was prepared by Dr. Karsten Eden, Certified Professional Geologist; who is a qualified person as defined under the standards of Canadian National Instrument policy 43-101.

About Silverado:

Silverado is an international company focused on Gold and a new environmentally friendly Fuel Technology. Silverado has gold properties located throughout Alaska, which include the 100% owned Nolan Placer Gold Mine. Silverado is also entering the construction phase of an environmentally friendly low cost strategic fuel demonstration facility. Silverado's Green Fuel will be produced from low-rank coal and processed into an environmentally friendly oil substitute. Silverado Green Fuel Inc. is a wholly owned subsidiary of its publicly traded parent, Silverado Gold Mines Ltd. For more information about Silverado Green Fuel Inc., please visit http://www.silveradogreenfuel.com/ and the parent public corporation, http://www.silverado.com/.

SILVERADO GOLD MINES LTD.
Mailing Address, 505 1111 W. Georgia Street, Vancouver, B.C., V6E 4M3, CA, Toll Free: (800) 665-4646 or
(604) 689-1535, Fax: (604) 682-3519, pr@silverado.com, http://www.silverado.com
Field Address, 3180 Peger Rd, Ste 270, Fairbanks, AK, 99709-5485, USA

This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.